Exhibit 10.14

MEMORANDUM OF UNDERSTANDING

BETWEEN

STERLING MINING COMPANY (SMC)

&

MARTIN BERNARDO SUTTI COURTADE (MS)

FOR

THE BARONESS PLANT, ZACATECAS,

ZACATECAS STATE, MEXICO

As of this date, the 17th day of January, 2004, it is hereby agreed between the above-mentioned parties (SMC and MS) that:

1.	The Baroness Project, comprises up to 5 million tons of tailings with an average reported grade of 90 g/t Ag (grams per ton silver), and having the surface boundaries as demarcated in ‘exhibit A’ attached.

2.	An option agreement, valid for sixty (60) days from the above date, and at a non-refundable cost of US$25,000 (Twenty Five Thousand United States Dollars) to enable adequate due diligence (technical and legal) to be carried out, subject specifically to satisfaction of clauses 3 & 4 below.

3.	MS will supply all relevant documentation relating to the above-mentioned property, and will forward, if required, to SMC’s designated professional advisors.

4.	MS affirms that he has legal standing to enter into this agreement concerning the property.

5.	Upon signing of the formal agreement (60 days after the date above) implementing this ‘memorandum of understanding’, SMC will pay MS US$175,000 in cash plus 5,000 shares of SMC, which both parties agree has a value of US$10/share, giving US$50,000. Within 120 days of the date of signing of the formal agreement (after 60 days from the date above), SMC will pay MS an additional US$175,000 in cash plus 5,000 shares of SMC, based on the value of US$10/share.

6.	These shares will be restricted in accordance with ‘Securities and Exchange Commission (SEC) Rule 144, or Regulation S, as applicable.

7.	Both parties agree that 50% of the net profits will be paid to MS up to US$4,550,000 in shares of SMC stock, which be valued at price of . US$10/share, and restricted as in ‘6’ above.

8.	The net profit will be calculated based upon the following:

a.	Calculated on a quarterly basis and after deductions of all direct and indirect costs associated with the operation. In case of a difference of opinion as to the reasonably interpretation of costs, or definition of profits, both parties agree to resolve such differences in good faith.

b.	At the end of every calendar quarter the financial statements for the operating company would be prepared in accordance with Generally Accepted Accounting Principles (GAAP), as accepted within the United States of America (USA).

c.	The calculation of shares to be issued as in ‘5’ above will be presented to MS, who has 10 days to indicate any disagreement with the calculation. If no disagreement, the shares will be issued within 21 days to MS. If there is a disagreement, this/these disagreements will be resolved as in ‘8a’ above.

9.	SMC has the right to assign the rights and obligations as stated herein to a subsidiary it may form in Mexico.

10.	MS has the right to assign its benefits under this agreement.

11.	SMC agrees upon mutual agreement between MS and an SMC-appointed expert that any land not necessary for the miring operation will be leased to MS for US$1.00 per year. If SMC elects to sell the land, MS has the first right of refusal for US$200,000, assuming SMC have met all the conditions above.

12.	It is contemplated that an operating company will be established within Mexico and the initial General Manager appointed by the said company will be Martin B Sutti C. The General Manger of this entity will present an monthly and annual business plan to be approved by the Directors of the said entity. The monthly plan will be presented no later than five (5) days before the start of the month, The Board of Directors may instruct the General Manager to the type of monthly and annual plan required.

13.	Upon acceptance of the monthly and annual business plans by the Board of Directors, any expenditure’s included in that approved plan, the General Manager will have authority to make such approved expenditures. Any expenditure’s not included in the monthly or annual business plan, the General Manager will not incur without prior approval of the Board of Directors.

14.	The title of ownership will be transferred to either SMC or the new operating company.